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Exhibit 10.2

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of March 28, 2002 (the "Effective Date"), by and between Internap Network Services Corporation (the "Company") and Gregory A. Peters ("Executive") (collectively the "Parties").

        1.    Position and Duties. Executive shall serve as the President and Chief Executive Officer for the Company, with such duties, authorities and responsibilities as are commensurate with such position. Executive shall report to the Company's Board of Directors, and shall work from the Company's office in Seattle, Washington.

        2.    Base Salary. Executive shall receive an annual base salary of $350,000 ("Base Salary"). Payment of Base Salary shall be subject to standard payroll tax withholdings and deductions. Executive's Base Salary shall be paid semi-monthly in accordance with the Company's standard payroll practices. Executive's Base Salary may be increased from time to time by the Company's Board of Directors (the "Board") in its sole discretion. Executive's Base Salary may not be decreased without Executive's written consent, except in the event of a reduction in Executive's compensation that is pursuant to a compensation reduction program affecting substantially all of the employees of the Company.

        3.    Discretionary Bonus. Executive shall be eligible to receive a discretionary bonus ranging from fifty percent (50%) to up to one hundred fifty percent (150%) of Executive's Base Salary based on the Company's performance and contributions made by Executive, as evaluated by the Board in its sole and reasonable discretion (the "Discretionary Bonus"). The Board, in its sole and reasonable discretion, shall determine the amount of any such Discretionary Bonus. Payment of the Discretionary Bonus shall be made on the Company's first regular payroll date following the Board's determination that the Discretionary Bonus is payable, and the Discretionary Bonus shall be subject to standard payroll tax withholdings and deductions. To be eligible for the Discretionary Bonus, Executive must be employed by the Company on the last day of the period for which the Discretionary Bonus is paid. The performance goals to which the Discretionary Bonus is subject and the period during which performance will be evaluated, shall be determined within ninety (90) days of the Effective Date. If the period during which performance will be evaluated is less than a full calendar year, the amount of Base Salary upon which the Discretionary Bonus is based shall be prorated based on the number of days Executive was an employee of the Company during the evaluation period divided by 365. If the performance goals to which the Discretionary Bonus is subject and the period during which performance will be evaluated cannot be mutually agreed to within ninety (90) days of the Effective Date, (i) the Company and Executive may mutually agree to extend such ninety (90) day period or (ii) Executive may terminate his employment with the Company for Good Reason (as defined below) and Executive shall be entitled to a cash severance payment equal to three (3) months of Executive's Base Salary; provided, however, that the Company shall not be liable for severance payments to Executive as described in Section 13 or 14 below and that no severance payment shall be made pursuant to this Section 3 until a valid release has been Executed and becomes effective in accordance with Section 16 hereof. Executive and the Company hereby agree to act in good faith to determine the performance goals to which the Discretionary Bonus is subject and the period during which performance will be evaluated. The Board, from time to time in its sole discretion, may award additional discretionary bonuses to Executive in amounts and subject to performance goals and evaluation periods as determined by the Board in its sole discretion.

        4.    Relocation. Executive shall relocate his primary residence to the greater Seattle, Washington area no later than October 1, 2002.

        5.    Relocation Allowance. A Relocation Allowance of up to a maximum of $100,000 (plus a one-time tax gross up payment on that portion of the Relocation Allowance that is not attributable to qualified moving expenses as defined in Section 217(b) of the Internal Revenue Code of 1986, as

amended) shall be paid to Executive in accordance with the Company's relocation policy, attached hereto as Exhibit A. In the event Executive terminates his employment with the Company without Good Reason and prior to the first anniversary of the Effective Date, then, in accordance with the Company's relocation policy, Executive must repay a pro rata portion of the Relocation Allowance calculated as follows:

365 - number of days of employment	x	Relocation Allowance
365

        6.    Relocation Expenses. In addition to the Relocation Allowance payable under Section 5 hereof, the Company shall pay for up to four (4) round coach class trip housing searches for Executive or Executive's spouse between San Francisco, California and Seattle and for reasonable lodging in Seattle, each trip not to last more than five (5) days. Executive must arrange all trips through the Company's travel department and in accordance with the Company's travel policy.

        7.    Equity Compensation.

          (a)  Stock Option Grant. The Company shall grant a stock option to Executive to purchase up to 2,400,000 shares of the common stock of the Company (the "Option"), subject to the approval of the Board or the Compensation Committee, and subject to the terms and conditions of the Company's Amended 1999 Equity Incentive Plan and the Stock Option Grant Notice and Stock Option Agreement issued to Executive. Twenty-five percent (25%) of the shares subject to the Option shall vest on the first anniversary of the Effective Date and 1/48th of the shares shall vest monthly thereafter. The exercise price of the Option shall be equal to the closing price of the underlying common stock on the date of grant. The Option will terminate ten (10) years from the date of grant unless sooner terminated due to Executive's termination of employment. In the event of Executive's termination of employment other than for Cause (as defined in Section 14 below), Executive shall have one (1) year from his date of termination to exercise the vested portion of his Option.

          (b)  Performance-Based Stock Option Grant. The Company shall grant a stock option to Executive to purchase up to 1,000,000 shares of the common stock of the Company (the "Performance-based Option"), subject to the approval of the Board or the Compensation Committee, and subject to the terms and conditions of the Company's Amended 1999 Equity Incentive Plan and/or the Company's 1998 Stock Option/Stock Issuance Plan, as amended and restated and the Stock Option Grant Notice and Stock Option Agreement issued to Executive. One hundred percent (100%) of the shares subject to the Performance-based Option shall vest on the sixth (6th) anniversary of the date of grant; provided, however, that the vesting of the Performance-based Option shall accelerate upon the achievement of certain performance goals, which goals shall be similar in nature to the performance goals relating to the Discretionary Bonus described in Section 3 hereof. The exercise price of the Performance-based Option shall be equal to the closing price of the underlying common stock on the date of grant, which shall not be more than ninety (90) days from the Effective Date, unless mutually agreed by the Company and Executive. The option will terminate ten (10) years from the date of grant unless sooner terminated due to Executive's termination of employment. The performance goals, achievement of which will result in accelerated vesting, shall be determined within ninety (90) days of the Effective Date. Executive and the Company hereby agree to act in good faith to determine such performance goals. The Board, from time to time in its sole discretion, may award additional performance-based options to Executive in amounts and subject to performance goals as determined by the Board in its sole discretion. In the event of Executive's termination of employment other than for Cause (as defined below), Executive shall have one (1) year from his date of termination to exercise the vested portion of his Performance-based Option.

        8.    Employee Benefits. Executive shall be entitled to participate in all employee benefit, welfare, vacation (as provided in Section 9 below), and other plans, practices, policies and programs generally applicable to employees of the Company. Except as provided herein, the Company reserves the right to modify Executive's compensation and benefits from time to time, as it deems necessary.

        9.    Vacation. Executive shall accrue eighteen (18) days of combined vacation/sick leave annually. Executive also shall receive three (3) personal days each year.

        10.  Attorneys' Fees. The Company shall reimburse Executive up to $7,500 (plus a one-time tax bonus of up to a maximum of $5,500) for reasonable attorneys' fees (based on a time-based bill) related to the negotiation of his terms of employment with the Company.

        11.  Business Travel. Executive shall arrange all business travel through the Company's travel department in accordance with the Company's travel policy. Domestic air travel (including Canada) shall be coach class and international air travel (except to Canada) shall be business class. Business travel to Seattle and other locations as required from Executive's current residence in San Francisco shall be paid by the Company through October 1, 2002, in accordance with the Company's travel policy. After October 1, 2002, all of Executive's business travel shall initiate from Seattle.

        12.  Nature of Employment. Executive's employment with the Company shall be at-will. Both Executive and the Company shall have the right to terminate the employment relationship at any time, with or without cause, and with or without advance notice.

        13.  Severance Payments.

          (a)  Upon Executive's involuntary termination of employment without Cause (as defined below) or voluntary termination of employment for Good Reason (as defined in Section 14 below) (i) prior to the first anniversary of the Effective Date, Executive shall receive a cash severance payment equal to Executive's then current Base Salary multiplied by the number of days Executive has been employed by the Company divided by 365, or (ii) on or after the first anniversary of the Effective Date, Executive shall receive a cash severance payment equal to twelve (12) months of Executive's then current Base Salary. Payment of such severance payments shall be subject to standard payroll tax withholdings and deductions.

          (b)  In addition to the severance benefits provided in Section 13(a) above, as applicable, upon Executive's involuntary termination of employment without Cause prior to the first anniversary of the Effective Date but more than three (3) months after the Effective Date, 25% of the shares subject to Executive's Option (as defined in Section 7(a) hereof but not including the Performance-based Option defined in Section 7(b) hereof) shall vest and become immediately exercisable.

          (c)  No payment or stock option acceleration shall be awarded pursuant to this Section 13 until a valid release has been executed by Executive and becomes effective in accordance with Section 16 hereof.

          (d)  No payment or stock option acceleration shall be awarded pursuant to this Section 13 if Executive also is eligible for payments and/or benefits under Section 14 hereof.

        14.  Change in Control Severance Payments.

          (a)  Upon Executive's involuntary termination of employment without Cause (as defined below) or voluntary termination of employment for Good Reason, within thirteen (13) months of a Change in Control, Executive shall receive the following benefits:

      (i)
      One hundred percent (100%) of Executive's unvested stock option shall become immediately vested and exercisable, and

      (ii)
      (A) prior to the first anniversary of the Effective Date, a cash severance payment equal to Executive's then current Base Salary and earned Discretionary Bonus, if any and as determined by the Board in its sole and reasonable discretion, each multiplied by the number of days Executive has been employed by the Company divided by 365, or (B) on or after the first anniversary of the Effective Date, a cash severance payment equal to twelve (12) months of Executive's then current Base Salary and earned Discretionary Bonus, if any and as determined by the Board in its sole and reasonable discretion. Payment of such severance payments shall be subject to standard payroll tax withholdings and deductions.

          (b)  Executive shall receive no benefits pursuant to this Section 14 until a valid release has been executed by Executive and becomes effective in accordance with Section 16 hereof.

          (c)  For purposes of this Agreement, Change in Control shall mean any of the following: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

          (d)  For the purposes of this Agreement, Cause shall mean: (i) Executive's misconduct or dishonesty that materially adversely affects the Company, including without limitation (A) an act materially in conflict with the financial interests of the Company, (B) an act that materially damages the reputation or customer relations of the Company as reasonably determined by the Company, (C) conduct constituting sexual harassment or other violation of the civil rights of coworkers as reasonably determined by a qualified, independent investigator, (D) failure to obey any lawful instruction of the Board, with thirty (30) days to cure such failure after written notice from the Board, and (E) failure to comply with, or perform any duty required under, the terms of any confidentiality, inventions or non-competition agreement Executive may have with the Company (including the Employee Confidentiality, Inventions Assignment, Non-raiding and Non-competition Agreement attached hereto as Exhibit B), or (ii) Executive's acts constituting the unauthorized disclosure of any of the trade secrets or confidential information of the Company, unfair competition with the Company or the inducement of any customer of the Company to breach any contract with the Company.

          (e)  For the purposes of this Agreement, Good Reason shall mean any one of the following events which occurs without Executive's consent: (i) any significant diminution in Executive's title, authority or responsibility; (ii) any reduction in Executive's the annual cash compensation currently payable to Executive; (iii) a change of more than fifty (50) miles from Executive's permanent workplace without Executive's consent. In addition to the foregoing and for purposes of Section 3 of this Agreement only, Good Reason shall mean failure of the Company and Executive to mutually agree on the performance goals to be determined pursuant to Section 3.

        15.  Parachute Payments. If any cash compensation payment, employee benefits or acceleration of vesting of stock options or other stock awards Executive would receive in connection with a Change in Control ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the Change of Control): reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of stock awards. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive's stock awards unless Executive elects in writing a different order for cancellation.

        The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

        The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

        16.  Release. Upon termination of Executive's employment, Executive shall execute and provide the Company with an effective release in the form attached hereto as Exhibit B (the "Release"), as a condition of Executive's receipt of any severance benefits provided under this Agreement.

        17.  Employee Confidentiality, Non-Raiding, Inventions Assignment and Non-Competition Agreement. Executive shall execute the Employee Confidentiality, Non-Raiding, Inventions Assignment and Non-Competition Agreement, attached hereto as Exhibit C (the "Confidentiality Agreement"). Executive's duties under the Confidentiality Agreement shall survive termination of Executive's employment with the Company. Notwithstanding the provisions of the Confidentiality Agreement, following Executive's termination of employment with the Company, if Executive wishes to compete (as described in Section 6 of the Confidentiality Agreement) with the Company during the one year period after his termination of employment (the "Non-Compete Period"), Executive will submit a bona fide written offer of employment he has received from a prospective employer to the Chairman of the Board, who will analyze such proposed employment in light of the then current facts and circumstances, and who, in his or her sole and reasonable discretion, may provide a written waiver of all or a portion of the non-compete limitations imposed on Executive in Section 6 of the Confidentiality Agreement, and if such written waiver is unreasonably withheld, Executive shall remain subject to the non-compete limitations under Section 6 of the Confidentiality Agreement but shall, in exchange for a Release, receive a severance payment of 12 months of Base Salary less any severance payments owed to Executive under Section 3, Section 13(a) or Section 14(a)(ii) of this Agreement, if any, with such amount to be paid pro rata over the then remaining portion of the Non-Compete Period. It is understood that the second paragraph of Section 6 of the Confidentiality Agreement, pertaining to Executive's non-solicitation obligations, is not subject to the potential waiver described in the preceding sentence and will remain in full force and effect pursuant to its terms, and that Executive will fully defend, indemnify and hold harmless the Company for any claims brought against it by Executive or third parties as a result of any decision the Company makes not to waive Executive's non-compete limitations under the Confidentiality Agreement during the Non-Compete Period.

        18.  Company Policies and Procedures. As an employee of the Company, Executive will be expected to abide by all of the Company's policies and procedures. The general employment policies and procedures of the Company also shall govern Executive's employment relationship with the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement shall control.

        19.  Indemnity. The Company shall indemnify Executive for claims, causes of action, demands or suits relating to Executive's employment with the Company or to any acts taken by him as an employee, officer, director, if applicable, or agent of the Company.

        20.  General Provisions

          (a)  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors, administrators, except that Executive may not assign any of his or her duties hereunder and Executive may not assign any of his or her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

          (b)  This Agreement, together with its exhibits (the Relocation Policy, Release Agreement and Employee Confidentiality, Non-Raiding, Inventions Assignment and Non-Competition Agreement and its exhibits Prior Inventions, Limited Exclusion Notification and Arbitration Agreement), constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

          (c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the Parties insofar as possible.

          (d)  A failure of Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (e)  From and after the Effective Date, this Agreement shall supersede any employment, severance, change of control or other agreement, whether oral or written, between the Parties with respect to the subject matter hereof.

          (f)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties have executed this Agreement effected as of the day and year first above written.

/s/ GREGORY A. PETERS GREGORY A. PETERS

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ EUGENE EIDENBERG EUGENE EIDENBERG CHAIRMAN & CEO

Exhibit A—Relocation Policy
Exhibit B—Release Agreement
Exhibit C—Employee Confidentiality, Non-Raiding, Inventions Assignment and Non-Competition Agreement

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EMPLOYMENT AGREEMENT